Exhibit 99.1

Kellogg Company
Financial News Release

Analyst Contact:
John Renwick, CFA (269) 961-9050
Jamie Duies, CFA (269) 961-2486

Media Contact:
Kris Bahner (269) 961-3799

Kellogg Company Reports Strong Second Quarter 2020 Results, Raises Full-Year Outlook
BATTLE CREEK, Mich. - July 30, 2020 - Kellogg Company (NYSE: K) today announced second quarter 2020 results and raised its full-year financial guidance.
Highlights:
•During the global COVID-19 pandemic and unprecedented operating environment, Kellogg's priorities continue to be ensuring our employees' health and safety, supplying food to the marketplace, and aiding our communities.

•The pandemic drove elevated at-home demand during the quarter, particularly for the Company’s cereal and frozen foods products in developed markets, leading to higher-than-expected net sales.

•Kellogg increased production to keep up with demand and rebuild inventory, resulting in operating leverage that more than offset incremental costs, resulting in higher profit margins.

•A significant amount of investment in brands, commercial activity, and supply chain was delayed to the second half, further contributing to second-quarter profit and earnings.

•Strong cash generation enabled the Company to continue to enhance financial flexibility.

•Better-than-expected results in the second quarter prompted the Company to increase its full-year financial outlook, with investment timing weighting the year’s profit and cash flow delivery to the first half.

"First, I want to acknowledge and thank our colleagues around the world, for their exceptional work, agility, and open dialogue during what have been truly unprecedented circumstances," said Steve Cahillane, Kellogg Company’s Chairman and Chief Executive Officer. "Our organization has risen to the challenges of keeping each other safe, supplying much-needed food to the marketplace, and giving back to our communities in a time of need. Importantly, we improved our category share performance and delivered financial results that exceeded our expectations."

Mr. Cahillane added, "Our first half performance puts us in the position to substantially increase our investment in the business during the second half, while still delivering more net sales, operating profit, earnings per share, and cash flow for the full year than we had originally planned. This second-half investment is intended to bolster more brands in our portfolio, hone important capabilities, and enhance our competitive position, so that we emerge from this crisis even stronger."

Guidance and goals expressed in this press release are on a currency-neutral basis, and adjusted to exclude restructuring charges, mark-to-market adjustments of pensions (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded) and various financial instruments, and other costs impacting comparability. Organic basis also excludes acquisitions, divestitures, and differences in shipping days. Expected net sales, margins, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. Please refer to the "Non-GAAP Financial Measures" section included later in this press release for a further discussion of our use of non-GAAP measures, including quantification of known expected adjustment items. The company will use the term "low single digit" to refer to percent changes of up to 3%, "mid single-digit" to refer to percent changes between 4% and 6%, "high single-digit" to refer to percent changes between 7% up to 10%, and "double-digit" to refer to percent changes of 10% or more.

Financial Summary:	Quarter ended			Year-to-date period ended
(millions, except per share data)	June 27, 2020	June 29, 2019	% Change	June 27, 2020	June 29, 2019	% Change
Reported Net Sales	$3,465	$3,461	0.1%	$6,877	$6,983	(1.5)%
Organic Net Sales *	$3,569	$3,268	9.2%	$7,033	$6,476	8.6%

Reported Operating Profit	$506	$397	27.3%	$966	$778	24.1%
Adjusted Operating Profit *	$562	$452	24.2%	$1,001	$917	9.1%
Currency-Neutral Adjusted Operating Profit *	$573	$452	26.7%	$1,018	$917	11.0%

Reported Diluted Earnings Per Share	$1.02	$0.84	21.4%	$2.02	$1.66	21.7%
Adjusted Diluted Earnings Per Share *	$1.24	$0.99	25.3%	$2.22	$2.00	11.0%
Currency-Neutral Adjusted Diluted Earnings Per Share *	$1.26	$0.99	27.3%	$2.26	$2.00	13.0%
* Non-GAAP financial measure. See "Non-GAAP Financial Measures" section and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures.
Second Quarter Consolidated Results
        Kellogg’s second quarter 2020 GAAP (or "reported") net sales were flat year on year, as the absence of businesses divested last year and adverse foreign currency translation were more than offset by strong organic growth in the remaining businesses. The July, 2019, divestiture, which included the Company's cookies, fruit snacks, pie crusts, and ice cream cones businesses, pulled down net sales by over 6%. Adverse currency translation negatively impacted net sales by 3%. Amidst the COVID-19 crisis, demand for packaged foods for at-home consumption remained elevated for longer than anticipated. This drove higher sales of the Company's products in retail channels, more than offsetting a related decline in foods sold in away-from-home channels. On an organic basis, which excludes the impact of divestiture and currency, the Company's net sales increased by over 9%.
Through the first six months, reported net sales decreased by less than 2% largely due to the absence of results from the businesses divested in July, 2019, and adverse currency translation whose impacts were 8% and 2%, respectively. On an organic basis, which excludes the impact of the divestiture and currency, net sales increased by nearly 9%, as consumption of at-home foods increased across the portfolio in response to various stay at home orders due to the COVID-19 pandemic, more than offsetting a related decline in away-from-home food sales.

Reported operating profit in the second quarter increased by approximately 27% versus the year-ago quarter due to higher net sales, operating leverage, and investment delayed to the second half. These factors more than offset the absence of results from the divested businesses, a negative swing in mark-to-market items, and adverse currency translation. On an adjusted basis, which excludes mark-to-market and other charges, operating profit increased by over 24%. Excluding currency translation, adjusted operating profit increased by approximately 27%.
Through the first six months, reported operating profit increased by 24% primarily due to lower one-time charges as well as significantly higher net sales and operating leverage that more than offset the absence of results from the divested businesses and adverse currency translation. On an adjusted basis, operating profit increased by 9%. On a currency-neutral basis, adjusted operating profit increased 11%.
        Reported earnings per share increased by approximately 21% from the prior-year quarter as higher operating profit and lower one-time charges more than offset a higher effective tax rate and unfavorable mark-to-market charges. On an adjusted basis, which excludes mark-to-market and one time charges, earnings per share increased 25%. On a currency-neutral basis, adjusted earnings per share increased by approximately 27%.
Through the first six months, reported earnings per share increased by nearly 22% as higher operating profit and lower one-time charges more than offset the absence of results from the divested businesses, unfavorable mark-to-market charges, and a higher effective tax rate. On an adjusted basis, which excludes mark-to-market and one time charges, earnings per share improved 11%. On a currency-neutral basis, adjusted earnings per share increased by 13%.
        Year-to-date net cash provided by operating activities was $971 million, increasing significantly year on year due to higher net income, reduced cash outlays for restructurings, and effective core working capital management. Year-to-date capital expenditure decreased year on year, reflecting delays to the second half due to the pandemic. As a result, cash flow, defined as net cash provided by operating activities less capital expenditure, was $753 million through the end of the second quarter, up significantly year on year.

Second Quarter Business Performance
Please refer to the segment tables in the back of this document.
        To ensure the health and well being of employees during the pandemic, Kellogg Company continued to invest in overtime pay and in safety and sanitation supplies and protocols in manufacturing facilities, distribution centers, and across the sales organization, while continuing travel and meetings restrictions amidst work-from-home policies. To keep up with the significantly increased demand for its products amidst stay-at-home guidelines around the world, the Company increased production, focusing on fewer items, and investing in its employees, warehousing labor, and transportation capacity. And, in support of the Company's commitment to support its communities through the pandemic, the Company and its charitable funds have now donated almost $15 million in cash and food since the crisis began.
        Kellogg North America’s reported net sales in the second quarter increased by 1%, as the absence of results of businesses divested in late July, 2019, was more than offset by strong growth in the remaining businesses. Amidst the COVID-19 crisis, demand for packaged foods for at-home consumption remained elevated for longer than anticipated. This drove higher sales of the Company's products in retail channels, more than offsetting a related decline in foods sold in away-from-home channels. On an organic basis, net sales grew 11%. Kellogg North America's reported operating profit increased 44%, as higher sales, operating leverage, delayed investment, and a decrease in one-time charges more than offset the absence of results from the divested businesses and incremental costs related to safety and increased production and distribution related to the crisis. On a currency-neutral adjusted basis, which excludes mark-to-market and one-time charges, operating profit improved by approximately 23%, as the divestiture impact was more than offset by growth in the remaining business.

        Kellogg Europe recorded a 1% increase in reported net sales, which included negative currency translation of over 3%. On an organic basis, net sales increased by 4%, due to elevated demand for cereal across the region during the pandemic. Strong sales of cereal more than offset an expected decline in snacks, related to reduced demand for on-the-go foods and pack-formats, slowing sales amidst economic softness in Russia, and marketing programs for Pringles that had to be revised due to the cancellation of a major sporting event. Kellogg Europe's operating profit increased 157% on a reported basis, due to a reduction in one-time charges, higher net sales, and brand investment that was delayed to the second half because of the pandemic. On a currency-neutral adjusted basis, operating profit increased by 35%.
        Kellogg Latin America's reported net sales declined 7%, due to negative currency translation of 20% as currencies in the region declined versus the U.S. dollar. On an organic basis, net sales increased 14%, as cereal sales were lifted by strong commercial execution and pandemic-related accelerations in modern trade outlets across the region. This more than offset a decline in snacks sales, due to shut-downs of high-frequency stores and diminished on-the-go snacking occasions during the pandemic. Reported operating profit increased by 77% year on year, as the benefit of higher organic net sales and delayed investment more than offset the impact of adverse currency translation. On a currency-neutral adjusted basis, operating profit increased by 89%.

        Kellogg Asia Pacific, Middle East and Africa ("AMEA") reported net sales declined by 1%, which included negative currency translation of nearly 6%. On an organic basis, net sales increased by 5% year on year, as sustained growth in cereal and Multipro, the distributor portion of Kellogg's business in Nigeria, more than offset lower sales of snacks due to pandemic-related disruptions and slowing economies in certain markets of Asia, Africa, and the Middle East. Reported operating profit in the quarter declined by 14%, as higher one-time charges and adverse currency translation more than offset the benefit of higher organic net sales and delayed investment. On a currency-neutral adjusted basis, operating profit grew 4%.

Kellogg Raises Full-Year Financial Guidance
Kellogg Company raised its full-year financial guidance, reflecting sales and profit over-delivery in the first half of the year. The Company has made certain assumptions about the second half amidst an uncertain environment. Notably, the Company assumes at-home consumption growth will moderate to normalized levels by the fourth quarter, with away-from-home demand taking longer to recover, and emerging markets feeling the impact of slowing economies. In addition, the Company expects to sustain direct costs around safety, sanitation, and labor, and has shifted substantial brand investment into the second half.
Specifically, based on these assumptions, the Company's revised guidance ranges are:
•Organic net sales growth is now expected to finish 2020 at approximately 5% year on year, up from previous guidance of +1-2%.

•Currency-neutral adjusted operating profit growth is now projected to finish 2020 at a decline of approximately (1)% year on year, an improvement from previous guidance of (4)%, and still weighed down by the absence of businesses divested in July, 2019.

•Currency-neutral adjusted earnings per share for the full year is now estimated to decrease by approximately (1)% year on year, from previous guidance of (3)-(4)%, and still weighed down by the absence of businesses divested in July, 2019.

•Net cash provided by operating activities is now expected to finish 2020 at $1.6 billion, the high end of the previous guidance range of $1.5-1.6 billion, with capital expenditure of approximately $0.6 billion. As a result, cash flow is now expected to finish 2020 at approximately $1 billion, the high end of the previous guidance range of $0.9-1.0 billion.

Excluded from this guidance are any significant supply chain or other market disruptions related to the pandemic or global economy.

Conference Call / Webcast
        Kellogg will host a conference call to discuss results and outlook on Thursday, July 30, 2020 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing (855) 209-8258 in the U.S., and (412) 542-4104 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Information regarding the rebroadcast is available at http://investor.kelloggs.com.

About Kellogg Company
        At Kellogg Company (NYSE: K), we strive to enrich and delight the world through foods and brands that matter. Our beloved brands include Pringles®, Cheez-It®, Special K®, Kellogg's Frosted Flakes®, Pop-Tarts®, Kellogg's Corn Flakes®, Rice Krispies®, Eggo®, Mini-Wheats®, Kashi®, RXBAR® and more. Net sales in 2019 were approximately $13.6 billion, comprised principally of snacks and convenience foods like cereal and frozen foods. Kellogg brands are beloved in markets around the world. We are also a company with Heart & Soul, committed to creating Better Days for 3 billion people by the end of 2030 through our Kellogg’s® Better Days global purpose platform. Visit www.KelloggCompany.com or www.OpenforBreakfast.com.

Non-GAAP Financial Measures
        This filing includes non-GAAP financial measures that we provide to management and investors that exclude certain items that we do not consider part of on-going operations. Items excluded from our non-GAAP financial measures are discussed in the "Significant items impacting comparability" section of this filing. Our management team consistently utilizes a combination of GAAP and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of our business, and for resource allocation decisions, including incentive compensation. As a result, we believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team and improves investors’ understanding of our underlying operating performance and in their analysis of ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures.

        Non-GAAP financial measures used include currency-neutral and organic net sales, adjusted and currency-neutral adjusted operating profit, adjusted and currency-neutral adjusted diluted EPS, currency-neutral adjusted gross profit, currency-neutral adjusted gross margin, adjusted other income (expense), adjusted effective income tax rate, net debt and cash flow. We determine currency-neutral results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. These non-GAAP financial measures may not be comparable to similar measures used by other companies.

•Currency-neutral net sales and organic net sales: We adjust the GAAP financial measure to exclude the impact of foreign currency, resulting in currency-neutral net sales. In addition, we exclude the impact of acquisitions, divestitures, foreign currency, and differences in shipping days resulting in organic net sales. We excluded the items which we believe may obscure trends in our underlying net sales performance. By providing these non-GAAP net sales measures, management intends to provide investors with a meaningful, consistent comparison of net sales performance for the Company and each of our reportable segments for the periods presented. Management uses these non-GAAP measures to evaluate the effectiveness of initiatives behind net sales growth, pricing realization, and the impact of mix on our business results. These non-GAAP measures are also used to make decisions regarding the future direction of our business, and for resource allocation decisions.
•Adjusted operating profit and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan withdrawal liabilities, the gain on the divestiture of our cookies, fruit snacks, pie crusts, and ice cream cone businesses, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.
•Currency-neutral adjusted gross profit, gross margin, operating profit, and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan withdrawal liabilities, the gain on the divestiture of our cookies, fruit snacks, pie crusts, and ice cream cone businesses, other costs impacting comparability, and foreign currency, resulting in currency-neutral adjusted. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.
•Adjusted effective income tax rate: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan withdrawal liabilities, the gain on the divestiture of our selected cookies, fruit snacks, pie crusts, and ice cream cone businesses, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our pre-tax income, the related tax effect of those items, and other impacts to tax expense, including U.S. Tax Reform and certain out-of-period adjustments, on our adjusted effective income tax rate. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company's effective tax rate, excluding the pre-tax income and tax effect of the items noted above, for the periods presented. Management uses this non-GAAP measure to monitor the effectiveness of initiatives in place to optimize our global tax rate.
•Net debt: Defined as the sum of long-term debt, current maturities of long-term debt and notes payable, less cash and cash equivalents and marketable securities. With respect to net debt, cash and cash equivalents, and marketable securities are subtracted from the GAAP measure, total debt liabilities, because they could be used to reduce the Company’s debt obligations. Company management and investors use this non-GAAP measure to evaluate changes to the Company's capital structure and credit quality assessment.
•Cash flow: Defined as net cash provided by operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met. Additionally, certain performance-based compensation includes a component of this non-GAAP measure.
        These measures have not been calculated in accordance with GAAP and should not be viewed as a substitute for GAAP reporting measures.

        Forward-looking guidance for organic net sales, currency-neutral adjusted operating profit, currency-neutral diluted EPS, and cash flow is included in this press release. Guidance for organic net sales excludes the impact of foreign currency translation, acquisitions, divestitures, and differences in shipping days. Guidance for operating profit excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), multi-employer pension plan withdrawal liabilities, and other items that could affect comparability, and foreign currency translation. Guidance for earnings per share excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), multi-employer pension plan withdrawal liabilities, the gain on the divestiture of selected cookies fruit snacks, pie crusts, and ice cream cone businesses, and other items that could affect comparability, and foreign currency translation. We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.

        We are unable to reasonably estimate the potential full-year financial impact of mark-to-market adjustments because these impacts are dependent on future changes in market conditions (interest rates, return on assets, and commodity prices). Similarly, because of volatility in foreign exchange rates and shifts in country mix of our international earnings, we are unable to reasonably estimate the potential full-year financial impact of foreign currency translation.

        As a result, these impacts are not included in the guidance provided. Therefore, we are unable to provide a full reconciliation of these non-GAAP measures used in our guidance without unreasonable effort as certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company.

 See the table below that outlines the projected impact of certain other items that are excluded from non-GAAP guidance for 2020:

Impact of certain items excluded from Non-GAAP guidance:	Net Sales	Operating Profit	Earnings Per Share
Business and portfolio realignment (pre-tax)		~$60-$70M	~$0.17-$0.20
Income tax impact applicable to adjustments, net**			~$0.04-$0.05
Currency-neutral adjusted guidance*	2-3%	~(1)%	~(1)%
Absence of results from divested businesses	~4%
53rd Week	(1)-(2)%
Organic guidance*	~5%
* 2020 full year guidance for net sales, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. These items for 2020 include impacts of mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts. The Company is providing quantification of known adjustment items where available.

** Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Reconciliation of Non-GAAP amounts - Cash Flow Guidance
(billions)
Full Year 2020
Net cash provided by (used in) operating activities	~$1.6
Additions to properties	~$(0.6)
Cash Flow	~$1.0

Forward-Looking Statements Disclosure
        This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s restructuring programs, the integration of acquired businesses, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, charges, rates of return, brand building, return on invested capital (ROIC), working capital, growth, new products, innovation, cost reduction projects, workforce reductions, savings, and competitive pressures. Forward looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning. The Company’s actual results or activities may differ materially from these predictions.

The Company's future results could be affected by a variety of other factors, including uncertainty of the magnitude, duration, geographic reach, impact on the global economy and current and potential travel restrictions of the COVID-19 outbreak, the current, and uncertain future, impact of the COVID-19 outbreak on our business, growth, reputation, prospects, financial condition, operating results (including components of our financial results), and cash flows and liquidity, the expected benefits and costs of the divestiture of selected cookies, fruit and fruit flavored-snacks, pie crusts, and ice-cream cones businesses of the Company, the risk that disruptions from the divestiture will divert management's focus or harm the Company’s business, risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects, risks associated with the Company’s provision of transition services to the divested businesses post-closing, the ability to implement restructurings as planned, whether the expected amount of costs associated with restructurings will differ from forecasts, whether the Company will be able to realize the anticipated benefits from restructurings in the amounts and times expected, the ability to realize the anticipated benefits and synergies from business acquisitions in the amounts and at the times expected, the impact of competitive conditions, the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles, the success of productivity improvements and business transitions, commodity and energy prices, transportation costs, labor costs, disruptions or inefficiencies in supply chain, the availability of and interest rates on short-term and long-term financing, actual market performance of benefit plan trust investments, the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs, changes in consumer behavior and preferences, the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability, legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations, the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Additional information concerning these and other factors can be found in the Company's filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.
[Kellogg Company Financial News]

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(millions, except per share data)

	Quarter ended		Year-to-date period ended
(Results are unaudited)	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net sales	$3,465	$3,461	$6,877	$6,983
Cost of goods sold	2,268	2,275	4,536	4,690
Selling, general and administrative expense	691	789	1,375	1,515
Operating profit	506	397	966	778
Interest expense	69	75	133	149
Other income (expense), net	30	45	79	97
Income before income taxes	467	367	912	726
Income taxes	109	74	203	146
Earnings (loss) from unconsolidated entities	(4)	(1)	(5)	(3)
Net income	354	292	704	577
Net income attributable to noncontrolling interests	3	6	6	9
Net income attributable to Kellogg Company	$351	$286	$698	$568
Per share amounts:
Basic earnings	$1.02	$0.84	$2.04	$1.66
Diluted earnings	$1.02	$0.84	$2.02	$1.66
Average shares outstanding:
Basic	343	340	342	341
Diluted	345	341	345	342
Actual shares outstanding at period end			343	341

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended
(unaudited)	June 27, 2020	June 29, 2019
Operating activities
Net income	$704	$577
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	234	243
Postretirement benefit plan expense (benefit)	(58)	(65)
Deferred income taxes	23	23
Stock compensation	37	29
Other	(17)	1
Postretirement benefit plan contributions	(12)	(12)
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	(165)	(239)
Inventories	(33)	(6)
Accounts payable	105	29
All other current assets and liabilities	153	(60)
Net cash provided by (used in) operating activities	971	520
Investing activities
Additions to properties	(218)	(294)
Purchase of marketable securities	(200)	—
Acquisitions, net of cash acquired	—	(8)
Acquisition of cost method investments	(4)	—
Purchases of available for sale securities	(70)	(16)
Sales of available for sale securities	7	16
Other	(30)	(25)
Net cash provided by (used in) investing activities	(515)	(327)
Financing activities
Net issuances (reductions) of notes payable	13	391
Issuances of long-term debt	554	28
Reductions of long-term debt	(40)	—
Net issuances of common stock	60	12
Common stock repurchases	—	(220)
Cash dividends	(390)	(380)
Collateral received on derivative instruments	38	—
Other	(1)	(8)
Net cash provided by (used in) financing activities	234	(177)
Effect of exchange rate changes on cash and cash equivalents	(40)	3
Increase (decrease) in cash and cash equivalents	650	19
Cash and cash equivalents at beginning of period	397	321
Cash and cash equivalents at end of period	$1,047	$340

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	June 27, 2020	December 28, 2019
	(unaudited)	*
Current assets
Cash and cash equivalents	$1,047	$397
Marketable securities	200	—
Accounts receivable, net	1,692	1,576
Inventories	1,230	1,226
Other current assets	323	232
Total current assets	4,492	3,431
Property, net	3,436	3,612
Operating lease right-of-use assets	662	541
Goodwill	5,768	5,861
Other intangibles, net	2,486	2,576
Investments in unconsolidated entities	399	404
Other assets	1,308	1,139
Total assets	$18,551	$17,564
Current liabilities
Current maturities of long-term debt	$1,396	$620
Notes payable	121	107
Accounts payable	2,393	2,387
Current operating lease liabilities	115	114
Accrued advertising and promotion	694	641
Other current liabilities	1,137	909
Total current liabilities	5,856	4,778
Long-term debt	6,929	7,195
Operating lease liabilities	532	433
Deferred income taxes	597	596
Pension liability	697	705
Other liabilities	534	543
Commitments and contingencies
Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	929	921
Retained earnings	8,166	7,859
Treasury stock, at cost	(4,613)	(4,690)
Accumulated other comprehensive income (loss)	(1,717)	(1,448)
Total Kellogg Company equity	2,870	2,747
Noncontrolling interests	536	567
Total equity	3,406	3,314
Total liabilities and equity	$18,551	$17,564
 * Condensed from audited financial statements.

Kellogg Company and Subsidiaries
Adjustments to Reconcile Reported Results to Currency-Neutral Adjusted Results
(millions, except per share data)

	Quarter ended June 27, 2020
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$43	$—	$(43)	$(43)	$—	$(86)	$(0.25)
Business and portfolio realignment (pre-tax)	4	13	(17)	—	—	(17)	(0.05)
Multi-employer pension plan withdrawal (pre-tax)	(5)	—	5	—	—	5	0.01
Income tax impact applicable to adjustments, net*	—	—	—	—	(23)	23	0.07
Foreign currency impact	(71)	(21)	(11)	1	(1)	(9)	(0.02)
Adjustments to adjusted basis	$(29)	$(8)	$(67)	$(42)	$(24)	$(84)	$(0.24)

	Quarter ended June 29, 2019
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$(47)	$1	$46	$(11)	$—	$35	$0.10
Project K (pre-tax)	11	4	(15)	—	—	(15)	(0.05)
Brexit impacts (pre-tax)	3	—	(3)	—	—	(3)	(0.01)
Business and portfolio realignment (pre-tax)	4	79	(83)	—	—	(83)	(0.24)
Income tax impact applicable to adjustments, net*	—	—	—	—	(15)	15	0.05
Adjustments to adjusted basis	$(29)	$84	$(55)	$(11)	$(15)	$(51)	$(0.15)
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.
*Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

	Year-to-date period ended June 27, 2020
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$21	$(4)	$(17)	$(57)	$—	$(74)	$(0.21)
Business and portfolio realignment (pre-tax)	4	19	(23)	—	—	(23)	(0.07)
Multi-employer pension plan withdrawal (pre-tax)	(5)	—	5	—	—	5	0.01
Income tax impact applicable to adjustments, net*	—	—	—	—	(23)	23	0.07
Foreign currency impact	(106)	(32)	(17)	—	(3)	(13)	(0.04)
Adjustments to adjusted basis	$(86)	$(18)	$(52)	$(57)	$(26)	$(82)	$(0.24)

	Year-to-date period ended June 29, 2019
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$(5)	$1	$4	$(10)	$—	$(6)	$(0.02)
Project K (pre-tax)	17	6	(23)	—	—	(23)	(0.07)
Brexit impacts (pre-tax)	6	—	(6)	—	—	(6)	(0.02)
Business and portfolio realignment (pre-tax)	8	106	(114)	—	—	(114)	(0.33)
Income tax impact applicable to adjustments, net*	—	—	—	—	(34)	34	0.10
Adjustments to adjusted basis	$26	$113	$(139)	$(10)	$(34)	$(116)	$(0.34)
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.
*Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Organic Net Sales

Quarter ended June 27, 2020
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$2,167	$546	$223	$529	$—	$3,465
Foreign currency impact on total business (inc)/dec	(6)	(18)	(48)	(31)	—	(103)
Organic net sales	$2,173	$564	$271	$560	$—	$3,569

Quarter ended June 29, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$2,148	$541	$239	$533	$—	$3,461
Divestitures	191	—	2	—	—	194
Organic net sales	$1,956	$542	$237	$533	$—	$3,268

% change - 2020 vs. 2019:
Reported growth	0.9%	0.8%	(6.9)%	(0.7)%	—%	0.1%
Foreign currency impact on total business (inc)/dec	(0.3)%	(3.3)%	(20.0)%	(5.8)%	—%	(3.0)%
Currency-neutral growth	1.2%	4.1%	13.1%	5.1%	—%	3.1%
Divestitures	(9.9)%	—%	(1.2)%	—%	—%	(6.1)%
Organic growth	11.1%	4.1%	14.3%	5.1%	—%	9.2%
Volume (tonnage)	13.0%	8.7%	11.4%	5.8%	—%	10.3%
Pricing/mix	(1.9)%	(4.6)%	2.9%	(0.7)%	—%	(1.1)%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Organic Net Sales

Year-to-date period ended June 27, 2020
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$4,264	$1,072	$450	$1,091	$—	$6,877
Foreign currency impact on total business (inc)/dec	(8)	(31)	(68)	(48)	—	(156)
Organic net sales	$4,272	$1,103	$518	$1,139	$—	$7,033

Year-to-date period ended June 29, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$4,437	$1,038	$464	$1,044	$—	$6,983
Divestitures	502	—	5	—	—	507
Organic net sales	$3,935	$1,038	$460	$1,044	$—	$6,476

% change - 2020 vs. 2019:
Reported growth	(3.9)%	3.3%	(3.2)%	4.5%	—%	(1.5)%
Foreign currency impact on total business (inc)/dec	(0.2)%	(3.0)%	(14.6)%	(4.6)%	—%	(2.2)%
Currency-neutral growth	(3.7)%	6.3%	11.4%	9.1%	—%	0.7%
Divestitures	(12.3)%	—%	(1.2)%	—%	—%	(7.9)%
Organic growth	8.6%	6.3%	12.6%	9.1%	—%	8.6%
Volume (tonnage)	8.9%	9.0%	10.8%	9.8%	—%	9.4%
Pricing/mix	(0.3)%	(2.7)%	1.8%	(0.7)%	—%	(0.8)%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Profit to Currency-Neutral Adjusted Gross Profit

	Quarter ended		Year-to-date period ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Reported gross profit	$1,197	$1,186	$2,341	$2,293
Mark-to-market	(43)	47	(21)	5
Project K	—	(11)	—	(17)
Brexit impacts	—	(3)	—	(6)
Business and portfolio realignment	(4)	(4)	(4)	(8)
Multi-employer pension plan withdrawal	5	—	5	—
Foreign currency impact	(32)	—	(50)	—
Currency-neutral adjusted gross profit	$1,271	$1,157	2,411	$2,319
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Margin to Currency-Neutral Adjusted Gross Margin

	Quarter ended		Year-to-date period ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Reported gross margin	34.5%	34.3%	34.0%	32.8%
Mark-to-market	(1.3)%	1.4%	(0.3)%	—%
Project K	—%	(0.3)%	—%	(0.2)%
Brexit impacts	—%	(0.1)%	—%	(0.1)%
Business and portfolio realignment	(0.1)%	(0.1)%	(0.1)%	(0.1)%
Multi-employer pension plan withdrawal	0.1%	—%	0.1%	—%
Foreign currency impact	0.2%	—%	—%	—%
Currency-neutral adjusted gross margin	35.6%	33.4%	34.3%	33.2%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Adjusted Operating Profit

Quarter ended June 27, 2020
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$464	$92	$31	$38	$(119)	$506
Mark-to-market	—	—	—	—	(43)	(43)
Business and portfolio realignment	—	(1)	(4)	(10)	(1)	(17)
Multi-employer pension plan withdrawal	5	—	—	—	—	5
Adjusted operating profit	$459	$94	$35	$48	$(75)	$562
Foreign currency impact	(1)	(3)	(6)	(3)	1	(11)
Currency-neutral adjusted operating profit	$460	$97	$42	$51	$(76)	$573

Quarter ended June 29, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$322	$36	$17	$45	$(23)	$397
Mark-to-market	—	—	—	—	46	46
Project K	(10)	—	(2)	(3)	—	(15)
Brexit impacts	—	(3)	—	—	—	(3)
Business and portfolio realignment	(42)	(32)	(2)	(2)	(5)	(83)
Adjusted operating profit	$374	$72	$22	$49	$(64)	$452

% change - 2020 vs. 2019:
Reported growth	44.2%	156.6%	77.1%	(13.7)%	(445.3)%	27.3%
Mark-to-market	—%	—%	—%	—%	(434.2)%	(29.2)%
Project K	4.5%	3.5%	21.7%	4.6%	0.4%	6.8%
Brexit impacts	—%	17.1%	—%	—%	—%	1.1%
Business and portfolio realignment	15.5%	104.9%	(5.3)%	(16.7)%	6.1%	23.4%
Multi-employer pension plan withdrawal	1.2%	—%	—%	—%	—%	1.0%
Adjusted growth	23.0%	31.1%	60.7%	(1.6)%	(17.6)%	24.2%
Foreign currency impact	(0.2)%	(4.1)%	(28.7)%	(5.3)%	1.7%	(2.5)%
Currency-neutral adjusted growth	23.2%	35.2%	89.4%	3.7%	(19.3)%	26.7%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Adjusted Operating Profit

Year-to-date period ended June 27, 2020
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$830	$162	$53	$84	$(163)	$966
Mark-to-market	—	—	—	—	(17)	(17)
Business and portfolio realignment	—	(2)	(4)	(12)	(4)	(23)
Multi-employer pension plan withdrawal	5	—	—	—	—	5
Adjusted operating profit	$825	$164	$57	$96	$(142)	$1,001
Foreign currency impact	(1)	(4)	(8)	(5)	1	(17)
Currency-neutral adjusted operating profit	$826	$169	$65	$102	$(143)	$1,018

Year-to-date period ended June 29, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$702	$96	$38	$92	$(150)	$778
Mark-to-market	—	—	—	—	4	4
Project K	(14)	(1)	(4)	(4)	—	(23)
Brexit impacts	—	(6)	—	—	—	(6)
Business and portfolio realignment	(53)	(36)	(2)	(2)	(21)	(114)
Adjusted operating profit	$769	$139	$44	$97	$(132)	$917

% change - 2020 vs. 2019:
Reported growth	18.2%	69.2%	39.3%	(8.2)%	(9.5)%	24.1%
Mark-to-market	—%	—%	—%	—%	(13.8)%	(2.8)%
Project K	2.3%	2.5%	13.7%	3.5%	0.1%	3.7%
Brexit impacts	—%	9.2%	—%	—%	—%	0.9%
Business and portfolio realignment	8.0%	39.4%	(3.9)%	(10.7)%	12.1%	12.7%
Multi-employer pension plan withdrawal	0.6%	—%	—%	—%	—%	0.5%
Adjusted growth	7.3%	18.1%	29.5%	(1.0)%	(7.9)%	9.1%
Foreign currency impact	(0.2)%	(3.2)%	(17.1)%	(5.4)%	0.7%	(1.9)%
Currency-neutral adjusted growth	7.5%	21.3%	46.6%	4.4%	(8.6)%	11.0%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Income Taxes to Adjusted Income Taxes and Reported Effective Tax Rate to Adjusted Effective Tax Rate

	Quarter ended		Year-to-date period ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Reported income taxes	$109	$74	$203	$146
Mark-to-market	(23)	10	(20)	(2)
Project K	—	(4)	—	(4)
Brexit impacts	—	(1)	—	(1)
Business and portfolio realignment	(1)	(20)	(4)	(27)
Multi-employer pension plan withdrawal	1	—	1	—
Adjusted income taxes	$132	$89	$226	$180
Reported effective tax rate	23.3%	20.1%	22.2%	20.1%
Mark-to-market	(0.5)%	0.7%	(0.3)%	(0.1)%
Project K	—%	(0.3)%	—%	0.1%
Brexit impacts	—%	—%	—%	0.1%
Business and portfolio realignment	0.4%	(0.8)%	0.1%	(0.5)%
Multi-employer pension plan withdrawal	—%	—%	—%	—%
Adjusted effective tax rate	23.4%	20.5%	22.5%	20.5%
Note: Tables may not foot due to rounding
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Diluted Earnings Per Share to Currency-Neutral Adjusted Diluted Earnings Per Share

	Quarter ended		Year-to-date period ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Reported EPS	$1.02	$0.84	$2.02	$1.66
Mark-to-market (pre-tax)	(0.25)	0.10	(0.21)	(0.02)
Project K (pre-tax)	—	(0.05)	—	(0.07)
Brexit impacts (pre-tax)	—	(0.01)	—	(0.02)
Business and portfolio realignment (pre-tax)	(0.05)	(0.24)	(0.07)	(0.33)
Multi-employer pension plan withdrawal (pre-tax)	0.01	—	0.01	—
Income tax impact applicable to adjustments, net*	0.07	0.05	0.07	0.10
Adjusted EPS	$1.24	$0.99	$2.22	$2.00
Foreign currency impact	(0.02)	—	(0.04)	—
Currency-neutral adjusted EPS	$1.26	$0.99	$2.26	$2.00
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.
*Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales Growth to Currency-Neutral Net Sales Growth
North America

Net sales % change - second quarter 2020 vs. 2019:
North America	Reported Net Sales	Foreign Currency	Currency-Neutral Net Sales	Divestitures	Organic Net Sales
Snacks	(12.8)%	(0.1)%	(12.7)%	(18.7)%	6.0%
Cereal	25.0%	(0.6)%	25.6%	—%	25.6%
Frozen	10.6%	(0.3)%	10.9%	—%	10.9%

Net sales % change - second quarter year-to-date 2020 vs. 2019:
North America	Reported Net Sales	Foreign Currency	Currency-Neutral Net Sales	Divestitures	Organic Net Sales
Snacks	(15.1)%	(0.1)%	(15.0)%	(23.4)%	8.4%
Cereal	13.5%	(0.3)%	13.8%	—%	13.8%
Frozen	9.5%	(0.2)%	9.7%	—%	9.7%

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Net Debt

(millions, unaudited)	June 27, 2020	June 29, 2019	June 30, 2018
Notes payable	$121	$568	$324
Current maturities of long-term debt	1,396	508	7
Long-term debt	6,929	8,262	8,737
Total debt liabilities	8,446	9,338	9,068
Less:
Cash and cash equivalents	(1,047)	(340)	(257)
Marketable securities	(200)	—	—
Net debt	$7,199	$8,998	$8,811

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Cash Flow to Kellogg Defined Cash Flow

	Year-to-date period ended
(millions, unaudited)	June 27, 2020	June 29, 2019	June 30, 2018
Operating activities
Net Income	$704	$577	$1,043
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	234	243	234
Postretirement benefit plan expense (benefit)	(58)	(65)	(86)
Deferred income taxes	23	23	69
Stock compensation	37	29	30
Gain from unconsolidated entities, net	—	—	(200)
Other	(17)	1	(67)
Postretirement benefit plan contributions	(12)	(12)	(274)
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	(165)	(239)	(83)
Inventories	(33)	(6)	(38)
Accounts payable	105	29	64
All other current assets and liabilities	153	(60)	(245)

Net cash provided by (used in) operating activities	971	520	447
Less:
Additions to properties	(218)	(294)	(270)
Cash flow (operating cash flow less property additions) (a)	$753	$226	$177
(a) Cash flow is defined as net cash provided by operating activities less capital expenditures. We use this non-GAAP financial measure to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities and share repurchase.

Significant items impacting comparability

Mark-to-market accounting for pension plans, commodities and certain foreign currency contracts
We recognize mark-to-market adjustments for pension plans, commodity contracts, and certain foreign currency contracts as incurred. Actuarial gains/losses for pension plans are recognized in the year they occur. Changes between contract and market prices for commodities contracts and certain foreign currency contracts result in gains/losses that are recognized in the quarter they occur. We recorded a pre-tax mark-to-market expense of $86 million and $74 million for the quarter and year-to date periods ended June 27, 2020, respectively. Included within the aforementioned was a pre-tax mark-to-market expense for pension plans of $43 million and $57 million for the quarter and year-to-date periods ended June 27, 2020, respectively. Additionally, we recorded a pre-tax mark-to-market benefit of $35 million and a pre-tax mark-to-market expense of $6 million for the quarter and year-to-date periods ended June 29, 2019, respectively. Included within the aforementioned was a pre-tax mark-to-market expense for pension plans of $11 million and $10 million for the quarter and year-to-date periods ended June 29, 2019, respectively.

Project K
In 2019, the Company completed implementation of all Project K initiatives. We recorded pre-tax charges related to this program of $15 million and $23 million for the quarter and year-to-date periods ended June 29, 2019, respectively.

Brexit impacts
During 2019, with the uncertainty of the United Kingdom's (U.K.) exit from the European Union (EU), commonly referred to as Brexit, we incurred certain costs to proactively prepare for the potential adverse impacts, such as delays at ports of entry and departure. As a result, we incurred pre-tax charges of $3 million and $6 million for the quarter and year-to-date periods ended June 29, 2019, respectively.

Business and portfolio realignment
One-time costs related to reorganizations in support of our Deploy for Growth priorities and a reshaped portfolio; investments in enhancing capabilities prioritized by our Deploy for Growth strategy; and completed and prospective divestitures and acquisitions, including the divestiture of our cookies, fruit snacks, pie crusts, and ice-cream cone businesses. As a result, we incurred pre-tax charges, primarily related to reorganizations, of $17 million and $23 million for the quarter and year-to-date periods ended June 27, 2020, respectively. We also recorded pre-tax charges of $83 million and $114 million for the quarter and year-to-date periods ended June 29, 2019, respectively.

Multi-employer pension plan withdrawal
During the second quarter of 2020, the Company recorded a pre-tax gain of approximately $5 million related to the settlement of a multi-employer pension plan liability.

Divestitures
On July 28, 2019, the Company completed its sale of selected cookies, fruit and fruit-flavored snacks, pie crusts, and ice cream cones businesses to Ferrero for approximately $1.3 billion in cash, subject to a working capital adjustment mechanism. The operating results for these businesses were included primarily in our North America reportable segment, and to a lesser extent, Latin America, prior to the sale. Reported net sales for the divested businesses totaled $194 million and $507 million for the quarter and year-to-date periods ended June 29, 2019, respectively.

Foreign currency translation
We evaluate the operating results of our business on a currency-neutral basis. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.